TELEFÔNICA BRASIL S.A.
(current corporate name of Telecomunicações de São Paulo SA - Telesp)
 Publicly-held company
 CNPJ.02.558.157/0001-62 - NIRE 35.3.0015881-4

Exhibit 1.1
BYLAWS

CHAPTER I - COMPANY CHARACTERISTICS

LEGAL SYSTEM

Article 1 - Telefônica Brasil S.A. is a corporation ruled by these present Bylaws and other legal applicable provisions, with indeterminate duration.

CORPORATE PURPOSE

Article 2 - The purpose of the Company is:

a) the exploration of telecommunication services; and

b) the development of activities necessary or useful to execute these services, in compliance with concessions, authorizations and permits granted thereto.

Sole Paragraph - In the execution of its purpose, the Company may incorporate third party assets and rights into its capital, as well as:

I - hold equity interest in other companies, aiming at complying with Brazil’s national telecommunications policy;

II - incorporate wholly-owned subsidiaries to perform the activities covered by its purpose and which are advised to be decentralized;

III - promote goods and services imports necessary to perform the activities covered by its purpose;

IV - provide technical support services to the telecommunication companies, by performing common interest activities;

V - conduct studies and researches, aiming the development of the telecommunications industry;

VI - execute agreements and covenants with other telecommunication companies or any individuals or entities, with a view to ensuring the operation of services, without prejudice to the duties and responsibilities;

VII - perform other related or similar activities assigned thereto by the Brazilian Telecommunications Regulatory Agency - ANATEL; and

VIII - trade equipment and supplies necessary or useful to explore telecommunications services.

HEAD OFFICES

Article 3 - The Company’s head offices are located in the City and State of Săo Paulo, and may establish and extinguish branches, agencies, local offices, departments and delegations, by decision of the Board of Executive Officers, as provided for in Article 22, (vii) of these Bylaws.

TELEFÔNICA BRASIL S.A.
(current corporate name of Telecomunicações de São Paulo SA - Telesp)
 Publicly-held company
 CNPJ.02.558.157/0001-62 - NIRE 35.3.0015881-4

CHAPTER II -CAPITAL

AUTHORIZED CAPITAL

Article 4 - The Company is authorized to increase its capital stock until the limit of 1,350,000,000 (one billion, three hundred and fifty million) common or preferred shares, and the Board of Directors is the body authorized to resolve on the capital increase and accordingly, the issue of new shares, within the limit of authorized capital.

Paragraph 1 - The capital increases do not require to maintaining symmetry between the number of shares of each type, however, observing that the number of non-voting or restricted vote preferred shares cannot exceed 2/3.

Paragraph 2 - Shareholders will be entitled to preemptive right for capital increase subscription, proportionally to the number of shares they hold. By decision of the Board of Directors, the preemptive right may be removed in the issue of shares, debentures convertible into shares and warrants, whose placement is held on the stock exchanges or via public subscription, share swap in a takeover bid, pursuant to Articles 257 and 263 of the Brazilian Corporation Law, as well as the utilization of tax benefits, pursuant to special laws, as authorized by Article 172 of Law 6,404/76.

SUBSCRIBED CAPITAL

Article 5 - The subscribed capital stock, fully paid-up is thirty-seven billion, seven hundred, ninety-eight million, one hundred, nine thousand, seven hundred, forty-five reais and three centavos (R$37,798,109,745.03),  divided into one billion, one hundred, twenty-five million, six hundred, one thousand, nine hundred and thirty (1,125,601,930) shares, of which three hundred, eighty-one million, five hundred, eighty-seven thousand, one hundred and eleven (381,587,111)  are common shares and seven hundred, forty-four million, fourteen thousand, eight hundred and nineteen (744,014,819) are preferred shares, all of them are non-par, book-entry shares.

Sole Paragraph - Shares will be held in a deposit account at a financial institution on behalf of its holders, without issuing certificates.

CHAPTHER III - SHARES

COMMON SHARES

Article 6 - Each common share corresponds to one vote at the General Shareholders’ Meetings resolutions.

PREFERRED SHARES

Article 7 - Preferred shares are not entitled to vote, except for the assumptions provided for in Articles 9 and 10 below, ensuring them priority in capital reimbursement, without premium, and to receive dividend ten per cent (10%) higher than that one assigned to each common share.

Sole Paragraph - Full voting right will be granted to preferred shares, should the Company fail to pay the minimum dividends to which these shares are entitled during three (3) consecutive fiscal years, right that will prevail until payment of dividends.

TELEFÔNICA BRASIL S.A.
(current corporate name of Telecomunicações de São Paulo SA - Telesp)
 Publicly-held company
 CNPJ.02.558.157/0001-62 - NIRE 35.3.0015881-4

CHAPTER IV - GENERAL SHAREHOLDERS’ MEETING

Article 8 - General Shareholders’ Meetings shall be held: (i) ordinarily, once a year, within the first four (4) months following the end of each fiscal year, pursuant to Article 132 of Law 6,404/76 and, (ii) extraordinarily, whenever necessary, whether due to company’s interests or provisions hereof, or when the applicable laws so require.

Sole Paragraph - General Shareholders’ Meeting shall be called by the Board of Directors, and its Chairman shall reiterate this act.

Article 9 - The following shall be submitted to the previous approval of the General Shareholders’ Meeting (i) the execution of agreements with related parties, whose terms and conditions are more burdensome for the Company than those usually adopted by market in agreements of same nature, observing in any case, the provisions of Article 117 of Law 6,404/76; and (ii) the execution of managerial service agreements, including technical support services with foreign entities linked to the Company’s controlling shareholder, in this case, preferred shareholders will be entitled to vote.

Sole Paragraph: In addition to the matters referred to in the “caput” of this Article, preferred shares will have voting right to (i) elect one (1) member of the Board of Directors in a separate vote and (ii) in resolutions referring to Bylaws amendments aiming at annulling preferred shareholders’ right to elect in a separate vote a member of the Board of Directors.

Article 10 - Without prejudice to Paragraph 1, Article 115 of Law 6,404/76, preferred shareholders will be entitled to vote at the Shareholders’ Meetings resolutions referred to in Article 9, as well as those referring to the amendment or revocation of the following Bylaws provisions:

(i) - Article 9;

(ii) - Sole Paragraph of Article11; and

(iii) - Article 30.

Article 11 - The General Shareholders’ Meetings shall be presided over by the Chairman of the Board of Directors, who shall appoint the Secretary among the attendees. In the event the Chairman of the Board of Directors is absent, shareholders will nominate the Chairman and the secretary of the presiding board.

Sole Paragraph - in the assumptions of Article 136 of Law 6,404/76, the first call of the General Shareholders’ Meeting shall occur at least, thirty (30) days in advance, and at least, ten (10) days in advance upon second call.

Article 12 - Only shareholders whose shares are registered with their names in the Company’s records may participate and vote at the General Shareholders’ Meeting, within seventy-two (72) hours before the date scheduled for said meeting.

Paragraph 1 - The call notice may determine that the shareholder to attend the meeting shall file at the Company’s head offices a proof of its shareholder capacity issued by the Company or by the Company shares depositary institution, at least, seventy-two (72) hours before the date scheduled for the General Shareholders’ Meeting.

Paragraph 2 - The call notice may also determine that the shareholder’s representation by proxy at the meeting shall file the respective power of attorney at the Company’s head

TELEFÔNICA BRASIL S.A.
(current corporate name of Telecomunicações de São Paulo SA - Telesp)
 Publicly-held company
 CNPJ.02.558.157/0001-62 - NIRE 35.3.0015881-4

offices, at least, seventy-two (72) hours before the date scheduled for the General Shareholders’ Meeting.

CHAPTER V - MANAGEMENT OF THE COMPANY

Article 13 - The management of the Company is incumbent upon the Board of Directors and Board of Executive Officers, with powers granted by laws and by these present Bylaws. Its members shall be elected for a three-(3) year term of office, and reelection is authorized. They are exempted from offering management pledge.

Paragraph 1 - All members of the Board of Directors and Board of Executive Officers shall take office by signing the corresponding instruments and remaining in respective office until the effective investiture of their successors.

Paragraph 2 - The General Shareholders’ Meeting shall define the Company’s Management global compensation, including benefits of any nature and procuration fees, and the Board of Directors is liable for distributing this compensation among its members and executive officers.

Paragraph 3 - The General Shareholders’ Meeting may attribute Company’s profit sharing to the Management, as long as the provision of Article 152, Paragraphs 1 and 2 of Law 6,404/76 are observed, as per Management’s proposal.

Paragraph 4 - The Company and its controlling shareholder shall maintain during concession term and its renewal, the effective existence in national territory of centers of deliberation and implementation of strategic, managerial and technical decisions involved in the compliance with the concession agreements to which the Company is party.

BOARD OF DIRECTORS

STRUCTURE

Article 14 - The Board of Directors shall be composed of, at least, five (5) and at most (17) members, all Company’s shareholders, elected and removed from office by general shareholders’ meeting, observing the applicable laws provisions, including in this figure, the member elected by preferred shareholders pursuant to sole paragraph of Article 9 hereof and the member elected by minority shareholders, where applicable.

Sole Paragraph - The Board of Directors shall appoint among its members, the Chairman of the Board, or his deputy, in the event of vacancy. The Vice Chairman of the Board of Directors may be appointed and/or removed from office at the discretion of the Board of Directors.

REPLACEMENT

Article 15 - In the event of impediment or absence of Chairman of the Board of Directors, he shall be replaced by Vice Chairman, if any. During the absence of Vice Chairman, the Chairman shall be replaced by another board member appointed by him.

Paragraph 1 - In the event of impediment or absence of any other member of the Board of Directors, the impeded or absent board member shall appoint in writing his deputy among other members of the Board of Directors to represent him and approve resolutions at the meeting to which he will not be able to attend, pursuant to Paragraph 3 of Article 19 hereof.

TELEFÔNICA BRASIL S.A.
(current corporate name of Telecomunicações de São Paulo SA - Telesp)
 Publicly-held company
 CNPJ.02.558.157/0001-62 - NIRE 35.3.0015881-4

Paragraph 2 - The members of the Board of Directors appointing representatives, as provided for in the previous paragraph, shall be deemed, for all legal purposes, as attendees of respective meeting.

Article 16 - In the event of vacant position of members of the Board of Directors, remaining a number lower than the minimum number of members provided for in Article 14 above, a General Shareholders’ Meeting shall be called to elect the deputies.

POWERS OF THE BOARD OF DIRECTORS

Article 17 - The Board of Directors shall be liable for:

(i) - establishing the Company’s general business guidance;

(ii) - approving the Company’s budget and annual business plan;

(iii) - calling for the General Shareholders’ Meetings;

(iv)- approving the Company’s financial statements and the Management report and submit them to the General Shareholders’ Meeting;

(v) - electing or removing from office, at any time, the members of the Board of Executive Officers, defining their duties, in compliance with legal and bylaws provisions;

(vi) - approving the creation of technical and advisory Committees that will advise in issues of the Company’s interest, electing members of these Committees and approving their charters, which shall contain specific rules related to the structure, duties, powers, compensation and operation;

(vii) - overseeing the Company’s Management, examining, at any time, the Company’s records, requesting information about agreements executed or to be executed, or any other acts;

(viii) - approving the Company’s organizational structure, and may establish limits to the Board of Executive Officers in performance of their duties, observing legal and Bylaws provisions;

(ix) - approving and amending the charter of the Board of Directors;

(x) - resolving on the Company’s issue of shares, including capital increase, within the limit of authorized capital, defining the terms and conditions of this issue;

(xi) - resolving on the issue of warrants;

(xii) - resolving, by delegation of the General Shareholders’ Meeting on the following aspects referring to the issue of debentures by the Company: (i) issue opportunity, (ii) period and maturity, amortization or redemption conditions, (iii) period and payment conditions for interest rates, profit sharing and reimbursement premium, if any, (iv) mode of subscription or placement and, (v) type of debentures;

(xiii) - resolving on the issue of unsecured non-convertible debentures;

TELEFÔNICA BRASIL S.A.
(current corporate name of Telecomunicações de São Paulo SA - Telesp)
 Publicly-held company
 CNPJ.02.558.157/0001-62 - NIRE 35.3.0015881-4

(xiv) - resolving on the issue of promissory notes for public offering ("Commercial Papers") and on the submission of the Company shares to the deposit system to trade respective certificates ("Depositary Receipts");

(xv) - authorizing the acquisition of the Company shares to be cancelled or to be held in treasury and subsequent disposal;

(xvi) - authorizing the disposal of assets directed connected to telecommunications public utilities;

(xvii) - authorizing the disposal of real properties, creation of security interest and tendering of guarantees for third parties obligations, and may establish limits to the Board of Executive Officers practice these acts;

(xviii) - establish in the Company’s rules the limits to the Board of Executive Officers authorize the disposal or encumbrance of permanent assets, including those related to telecommunications public utilities which are out of service or unworthy;

(xix) - approving the Company’s participation in consortia in general, as well as the terms of this participation, and may delegate this duty to the Board of Executive Officers, within the limits to be established, always aiming the development of the Company’s activities;

(xx) - setting the limits so that the Board of Executive Officers authorizes the practice of reasonable gratuitous acts to the benefit of employees or the community where the Company operates, including the donation of unworthy goods to the Company;

(xxi) - approving the creation and the shutting down of the Company's subsidiaries, in the country or abroad;

(xxii) - approving the assumption of any liability not foreseen in the Company’s budget in amount exceeding two hundred and fifty million reais (R$250,000,000.00);

(xxiii) - authorizing the execution of agreements, not foreseen in the Company’s budget, in amount exceeding two hundred and fifty million reais (R$250,000,000.00);

(xxiv) - approving investments and asset acquisition, not foreseen in the budget, in amount exceeding two hundred and fifty million reais (R$250,000,000.00);

(xxv) - authorizing the acquisition of equity interest on a permanent basis in other companies and the encumbrance or the disposal of equity interest;

(xxvi) - approving the distribution of interim dividends;

(xxvii) - appointing or removing from office the independent auditors;

(xxviii) - appointing and removing from office the head of internal audit as well as the officer in charge of retail, who is also responsible for all customer service, sale and delivery of products relating to the sale of retail products; and

(xxix) - approving the job position and salary plan, incentive and professional development policies, regulation and the Company’s staff, as well as the terms and conditions of collective bargaining agreements to be settled with unions that represent the professional categories of the Company’s employees, the adhesion or termination of supplementary pension plans, all the aforementioned related to the Company’s employees, and the Board of Directors, when necessary, may establish limits to the Board of Executive Officers  resolve on these matters.

TELEFÔNICA BRASIL S.A.
(current corporate name of Telecomunicações de São Paulo SA - Telesp)
 Publicly-held company
 CNPJ.02.558.157/0001-62 - NIRE 35.3.0015881-4

Article 18 - Specific duties of the Chairman of the Board of Directors include: (a) to represent the Board when the General Shareholders’ Meeting is called; (b) preside over the General Shareholders’ Meeting and appoint his secretary among attendees; and (c) call and preside over the Board of Directors meetings.

MEETINGS

Article 19 - The Board of Directors shall meet (i) ordinarily, once every three months and (ii) extraordinarily, through call of its Chairman, drawing up the minutes of these meetings.

Paragraph 1 - The Board meetings shall be called in writing, at least, forty-eight (48) hours in advance, and call shall contain the agenda and the matters to be discussed in said meeting.

Paragraph 2 - The Board of Directors shall approve resolutions by majority vote with the attendance of the majority of its acting members, and Chairman shall be liable for the casting vote, in addition to his common vote, in the events of tie vote.

Paragraph 3 - Any member of the Board may be represented by another board member in the meetings to which he will not be able to attend, provided that proxy powers are granted through written instrument.

Paragraph 4 -Without prejudice to the subsequent signature of respective minutes, the Board of Directors meetings may also be held via conference call, video conference or any other means of communication that allows to identifying the attendees, as well as their simultaneous communication. The board members may also vote in writing, even if they do not physically attend the meeting.

BOARD OF EXECUTIVE OFFICERS

STRUCTURE

Article 20- The Board of Executive Officers shall be composed of, at least,   four (4) and, at most, fifteen (15) members, shareholders or not, resident in the country, who shall be elected by the Board of Directors, as follows: (a) Chief Executive Officer; (b) General and Executive Officer ; (c) Chief Financial, Control and Investor Relations Officer; (d) General Secretary and Legal Officer; (e) other officers without specific designation.

Paragraph 1 - The individual duties of Officers without specific designation shall be defined by the Board of Directors, which also may establish specific designation for said offices.

Paragraph 2 - same Officer may be elected to accumulate the duties of another executive officer.

Article 21 - In the event of temporary absences and impediments, the Chief Executive Officer shall designate among the members of the Board of Executive Officers, his deputy as well as the Officers. In the event of vacant position in the Board of Executive Officers, the respective replacement shall be resolved by the Board of Directors.

POWERS OF THE BOARD OF EXECUTIVE OFFICERS AND COMPANY’S REPRESENTATION

Article 22 - The Board of Executive Officers is the body that actively and inactively represents the Company and its members shall be individually liable for, where applicable,

TELEFÔNICA BRASIL S.A.
(current corporate name of Telecomunicações de São Paulo SA - Telesp)
 Publicly-held company
 CNPJ.02.558.157/0001-62 - NIRE 35.3.0015881-4

to comply with and cause the compliance with these Bylaws, the resolutions of the Board of Directors and General Shareholders’ Meeting, as well as practice all the acts necessary or convenient to manage the Company’s businesses. Jointly, the Board of Executive Officers shall be liable for the following:

(i) - proposing the Company’s general plans and programs to the Board of Directors, specifying the investment plans concerned with the plant expansion and remodeling;

(ii) - authorizing, within the limits established by Board of Directors in its appropriate charter, the disposal or encumbrance of permanent assets, including those related to telecommunications public utilities which are out of service or unworthy, as well as submitting to said body the disposal or encumbrance of assets exceeding these limits;

(iii) - submitting to the Board of Directors and Fiscal Council, the Annual Management Report and the Financial Statements accompanied by independent auditors’ report, as well as a proposal for the allocation of year’s profits;

(iv) - approving, according to the limits established by the Board of Directors:  a) purchase of supplies, equipment, goods, works and services; b) assets disposal;

(v) - approving the execution of other agreements, not mentioned above, according to the limits imposed by Board of Directors;

(vi)- annually approving the financial operations planning and on a quarterly basis, a summary of compliance with said planning;

(vii) - approving the creation and shutting down of the Company’s branches, offices, agencies and delegations in the country;

(viii) - approving, when assigned by the Board of Directors, the Company’s organizational structure, keeping the Board of Directors informed about it;

(ix) - ensuring the compliance with the Company’s ethics standards established by the Board of Directors;

(x) - preparing and proposing the Company’s institutional responsibility policies to the Board of Directors, such as environment, health, safety and social responsibility and implement the policies approved;

(xi) - authorizing, according to the limits established by the Board of Directors, the practice of reasonable gratuitous acts to the benefit of employees or the community where the Company operates, including the donation of unworthy goods to the Company; and

(xii) - approving the creation of technical and advisory Committees that will advise in issues of the Company’s interest, electing members of these Committees and approving their charters, which shall contain specific rules related to the structure, duties, powers, compensation and operation.

Paragraph 1 - The Board of Executive Officers’ resolutions shall be taken by majority vote of its members and the Chief Executive Officer, besides his common vote, shall be liable for the casting vote, in the events of tie vote.

Paragraph 2 - Except for the cases provided for in Paragraph 4 and observing the provisions contained herein, the Company may be legally bound as follows: i) by the joint

TELEFÔNICA BRASIL S.A.
(current corporate name of Telecomunicações de São Paulo SA - Telesp)
 Publicly-held company
 CNPJ.02.558.157/0001-62 - NIRE 35.3.0015881-4

signature of two (2) officers appointed pursuant to Bylaws, except for urgent cases, which shall authorize the individual signature of the Chief Executive Officer  or General and Executive Officer and subject to the approval of the Board of Executive Officers, pursuant to Article 23, A-5 and B-4 hereof; ii) by the signature of one (1) Officer appointed pursuant to Bylaws jointly with one (1) attorney-in-fact; and iii) by the joint signature of two (2) attorneys-in-fact, as long as they are vested of specific powers.

Paragraph 3 - Except for the cases provided for in Paragraph 4, the powers of attorney shall always be granted by two (2) Officers and shall specify the powers granted, and except for those powers of attorney for legal purposes, they shall be valid for at most one (1) year.

Paragraph 4 -The Company may be represented by only one Officer or one Attorney-in-Fact, vested of specific powers to practice the following acts:

(i) receipt and payment;

(ii) signature of instrument not creating liabilities for the Company;

(iii) Company’s representation at meetings and partners meetings of companies in which it holds interest;

(iv) granting of proxy to attorney for legal representation or in administrative proceedings;

(v) representation in court or in administrative proceedings, except for the practice of acts that imply waiver of rights;

(vi) representation in public bids and private contest biddings in which the Company participates, aiming the rendering of services covered by its purpose; and

(vii) practice of administrative routines, including before public agencies, mixed public-private corporation, boards of trade, labor court, INSS (Brazilian Social Security Institute), FGTS (Government Severance Indemnity Fund for Employees) and related.

DUTIES OF THE BOARD OF EXECUTIVE OFFICERS

Article 23- These are the following specific duties of the Board of Executive Officers:

A - CHIEF EXECUTIVE OFFICER:

1. To represent the Company in or out of court, before shareholders and general public, and may appoint attorneys-in-fact jointly with another Officer and designate agents, delegate duties to other Officers to practice specific acts;

2. To follow up and oversee the implementation of Board of Directors’ decisions in relation to their activities and duties;

3. To set out guidelines and oversee activities of institutional relations, including the regulation and external communication, audit and Fundaçăo Telefônica, as well as oversee the activities performed by General and Executive Officer and by General Secretary and Legal Officer;

4. Call for the Board of Executive Officers meetings;

TELEFÔNICA BRASIL S.A.
(current corporate name of Telecomunicações de São Paulo SA - Telesp)
 Publicly-held company
 CNPJ.02.558.157/0001-62 - NIRE 35.3.0015881-4

5. To practice urgent acts subject to the approval of the Board of Executive Officers; and

6. To perform other duties assigned by the Board of Directors.

B - GENERAL AND EXECUTIVE OFFICER

1.  To establish guidelines, coordinate and oversee the Company’s activities related to: (a) Financial and Control; (b) Corporative Resources; (c) Human Resources; (d) Network and Services to Clients; (e) Strategy and New Business; (f) Information Technology; (g) Individuals; (h) Companies; (i) Digital Business and; (j) Business and Relationship with Costumers;

2.   To follow up and oversee the implementation of the Board of Directors’ decisions in relation to their activities and duties;

3. To practice urgent acts subject to the approval of the Board of Executive Officers; and

4. Perform other duties as may be determined by the Board of Directors.

C - CHIEF FINANCIAL, CONTROL AND INVESTOR RELATIONS OFFICER:

1. To set out guidelines and oversee Company’s activities in the economic-financial area and management of securities issued by Company, accounting and management control, as well as oversee the supplementary private pension fund management;

2. To represent the Company before the Brazilian Securities and Exchange Commission - CVM, stock exchanges and other stock market watchdogs;

3. To delegate, where applicable, the powers to other Officers in order to practice specific acts;

4. To represent the Company as provided for herein; and

5. Execute other activities assigned to him by the Board of Directors and/or.

D - GENERAL SECRETARY AND LEGAL OFFICER:

1.   To establish the guidelines and oversee the Company’s activities in the legal area in general;

2.  To delegate powers, where applicable, to other Officers in order to practice specific acts;

3.  To represent the Company as provided for herein; and

4.  To perform other activities assigned to him by the Board of Directors.

E- OFFICERS WITHOUT SPECIFIC DESIGNATION:

1. To perform the individual duties and responsibilities assigned by the Board of Directors;

2. To jointly sign with another Officer appointed pursuant to Bylaws the documents and acts requiring the signature of two Officers; and

3. To represent the Company as provided for herein.

TELEFÔNICA BRASIL S.A.
(current corporate name of Telecomunicações de São Paulo SA - Telesp)
 Publicly-held company
 CNPJ.02.558.157/0001-62 - NIRE 35.3.0015881-4

CHAPTER VI - FISCAL COUNCIL

Article 24 - The Fiscal Council, on a permanent basis, shall be composed of at least, three (3) and at most five (5) sitting members and equal number of deputies.

Paragraph 1 - The compensation of Fiscal Council members, besides the reimbursement for commuting and accommodation expenses necessary to perform their duties, shall be defined at the General Shareholders’ Meeting to elect them and cannot be lower than 10% for each acting member, which on average is attributed to each Officer, not including benefits of any nature, procuration fees and profit sharing.

Paragraph 2 - In the event of vacant position of Fiscal Council member, he/she shall be replaced by his/her respective deputy. In the event of vacant position of most of positions, the General Shareholders' Meeting shall be called to elect the deputies.

Paragraph 3 - The Fiscal Council shall meet, (i) ordinarily, once every quarter and, (ii) extraordinarily, through call of the Chairman of the Board of Directors, or two (2) members of the Fiscal Council, drawing up the minutes of the meetings.

Paragraph 4 - The Fiscal Council meetings shall be called in writing, at least, forty-eight (48) hours in advance, and call shall include the agenda, a list of the matters to be discussed at the respective meeting.

CHAPTER VII - FISCAL YEAR AND FINANCIAL STATEMENTS

FISCAL YEAR

Article 25 - The fiscal year shall coincide with calendar year and half-yearly or quarterly balance sheets may be drawn up, besides the annual balance sheet.

PROFIT ALLOCATION

Article 26 - Together with the financial statements, the Board of Directors shall submit to the Annual Shareholders' Meeting a proposal for (i) Management and employees profit sharing and (ii) the full allocation of net income.

Paragraph 1 - Out of net income for the year: (i) five percent (5%) shall be set aside to  legal reserve, aiming at ensuring the physical integrity of the capital stock, restricted to twenty percent (20%) of paid-up capital stock; (ii) twenty-five percent (25%) of the adjusted net income as provided for in sections II and III, Article 202 of Law 6,404/76 shall be mandatorily distributed as mandatory minimum dividend to all shareholders; and (iii) the remaining balance, after complying with the provisions contained in previous items of this article, shall have the allocation resolved at the General Shareholders’ Meeting, based on the Board of Directors’ proposal contained in the financial statements. If balance of profit reserves exceeds capital stock, the General Shareholders’ Meeting shall resolve on using the surplus to pay or increase capital stock or on distributing additional dividends to shareholders.

Paragraph 2 Dividends not claimed within three (3) years, as of resolution on its distribution shall revert to the Company.

TELEFÔNICA BRASIL S.A.
(current corporate name of Telecomunicações de São Paulo SA - Telesp)
 Publicly-held company
 CNPJ.02.558.157/0001-62 - NIRE 35.3.0015881-4

Article 27 - By decision of the Board of Directors, the Company may declare dividends: (i) to the profit account verified in half-yearly balance sheets; (ii) to the account of profits verified in quarterly balance sheets, as long as total dividends paid each half year do not exceed the amount of capital reserves referred to in Paragraph 1, Article 182 of Law 6,404/76, or (iii) to the retained earnings account or profit reserve account verified in the last annual or half-yearly balance sheet.

Sole Paragraph - Interim dividends distributed pursuant to this Article shall be attributed to the mandatory minimum dividend.

Article 28 - By resolution of the Board of Directors and observing legal provisions, the Company may pay interest on equity to its shareholders, which may be attributed to the mandatory minimum dividend, subject to the approval of the general shareholders’ meeting.

CHAPTER VIII - FINAL PROVISIONS

Article 29 - The Company shall enter into liquidation in cases provided for by laws, and the General Shareholders’ Meeting shall determine the mode of liquidation and appoint the liquidator.

Article 30- The Company's approval through its agents of merger, spin-off, amalgamation or dissolution operations of its subsidiaries shall be preceded by an economic and financial analysis prepared by internationally renowned independent company, reiterating that equal treatment has been given to all related companies, whose shareholders shall have broad access to the referred analysis report.

Article 31 - Referring to the issues not covered by these present Bylaws, the Company shall be ruled by legal and applicable provisions.

I hereby certify that the Bylaws, duly consolidated with the amendment approved by the 15th General Shareholders’ Meeting held on April 16, 2013, it is a faithful copy of the transcribed text and signed in the minutes book of the General Shareholders' Meetings attached to the minutes of referred Assemblies.

São Paulo, April 16, 2013

Michelle Morkoski Landy
Secretary of the Meeting
OAB/SP n° 178.637